As filed with the Securities and Exchange Commission on February 15, 2011

Registration No. 333-171277

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Felafel Corp.

(Exact name of Registrant as specified in its Charter)

Delaware	3841	80-0546288
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Idan Karako
27 Bet Hillel Street, Unit 18
Tel Aviv Israel 67017
Phone number: +972-54-6419419

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Felafel Corp.
113 Barksdale Professional Center
Newark, Delaware 19711
Tel. 302-266-9367

(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies of communications to:

Carl M. Sherer, Esq.
Kawesch Law Group, LLC
19 Winchester Street, Suite 104
Brookline, Massachusetts 02446
Tel. 617-997-0097
Fax 617-997-0098

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☒. No ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	5,000,000	$0.02	$100,000	$7.13
Common Stock, par value $0.0001 per share held by current stockholders	2,000,000	$0.02	$40,000	$2.85
TOTAL	7,000,000	$0.02	$140,000	$9.98

(1)	Estimated solely for purposes of calculating the amount of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED FEBRUARY 15, 2011

PROSPECTUS

FELAFEL CORP.

5,000,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY
2,000,000 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

PRICE PER SHARE: $0.02
TOTAL OFFERING: $140,000

The name of our company is Felafel Corp. and we were incorporated in the State of Delaware on June 2, 2009. This is our initial public offering. Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. We are offering a total of 5,000,000 shares of our common stock, par value $.0001 per share, in a direct public offering, without any involvement of underwriters or broker-dealers at a fixed price of $0.02 per share. The shares being offered by us are being offered through our directors on a “best efforts” basis pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1934. The minimum number of shares that the Company must sell in this Offering is 2,000,000 shares. Upon this Registration Statement being declared effective, we will find an escrow agent, who will hold any proceeds from the sale of shares by the Company until such time as the minimum number of shares is reached. Once we reach the minimum number of shares, proceeds from the sale of the shares, which could be up to a total of $100,000 if all the shares being offered by us are sold, may be used by us upon receipt. We are offering the shares from time to time on a continuous basis, for up to 90 days from the date that this Registration Statement becomes effective, but we may terminate the offering at any time.

This prospectus also relates to the offering of up to 2,000,000 shares of our common stock, par value $.0001 per share, by certain of our stockholders. The selling stockholders may sell some or all of their shares at a fixed price of $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Sales by our stockholders must be made at the fixed price of $0.02 until a market develops for the stock. Because the selling stockholders purchased their shares for $0.02 per share, they are effectively prohibited from making a profit on their shares until such time as a public market for the shares develops. We believe that there is a substantial risk that such a public market will never develop, as is described under “Risk Factors” and therefore we believe that $0.02 per share represents a fair price for our shares until such time as a public market develops. We will not receive any proceeds from the sale of shares by the selling stockholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

The purchase of the securities offered through this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 3.

	Offering Price Per Share		Offering Expenses(1)		Proceeds to Our Company	Proceeds to be received by selling stockholders:
Per share for shares offered by our company		$0.02	$25,000		$75,000	$0.00
Per share for shares offered by selling stockholders		0.02		(2)	0.00	$40,000
Total	$		$25,000		$75,000	$40,000

(1)	These are no underwriting discounts or commissions be paid in connection with this offering. Our directors will not receive any compensation for their role in offering or selling the shares in the offering.
(2)	All expenses of this Offering are being paid by the Company. The Company will not receive any of the proceeds of the shares sold by the selling stockholders.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by us with the Securities and Exchange Commission. We may not sell the securities being sold by us until the Registration Statement becomes effective. The selling stockholders may not sell these securities until the Registration Statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February 15, 2011.

You should rely only on the information contained in this Prospectus and in any Prospectus Supplement we may file after the date of this Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our securities.

Felafel Corp.

i

PROSPECTUS SUMMARY

As used in this prospectus, references to “Felafel Corp.”, the “Company,” “we” “our” or “us” refer to Felafel Corp., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Felafel Corp. was incorporated under the laws of the State of Delaware on June 2, 2009. We intend to establish in Riga, Latvia, a fast-food outlet serving felafel meals and related vegetarian offerings with nutritional value that capitalize on a growing fast food trend towards eating healthier meals. Our menu will include reasonably priced meals, including “to-go” pita sandwiches, plates of salads and felafels, and side dishes. If our initial fast food outlet is successful, we hope to expand to other locations in Latvia, as well as to Estonia and Lithuania.

We have not generated any revenue to date and are a development stage company. We currently have no employees.

Our offices are currently located at 27 Bet Hillel Street, Unit 18, Tel Aviv Israel 67017. Our telephone number is 011-972-54-6419419. We do not currently have a website.

The Offering

Securities offered:
5,000,000 shares of common stock, par value $.0001 by us and 2,000,000 shares of common stock, par value $.0001 by selling stockholders
Offering price:
$0.02 per share for shares offered by us
$0.02 per share until a market develops and thereafter at market prices or prices negotiated in private transactions for shares offered by our selling stockholders. Because the selling stockholders purchased their shares for $0.02 per share, they are effectively prohibited from making a profit on their shares until such time as a public market for the shares develops. We believe that there is a substantial risk that such a public market will never develop, as is described under “Risk Factors” and therefore we believe that $0.02 per share represents a fair price for our shares until such time as a public market develops.
Shares outstanding prior to offering:
9,000,000 shares of common stock
Shares outstanding after offering:
14,000,000 shares of common stock (assuming all shares offered by us are sold)
Market for the common shares:
There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the Registration Statement relating to this Prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.
There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.
Use of proceeds:
We intend to use the net proceeds of the shares offered by us for general corporate purposes and working capital and the payment of expenses associated with this offering. See “Use of Proceeds” for additional information.
We will not receive any proceeds from the sale of shares by the selling stockholders.
Stockholders' equity:
The aggregate market price of our common stock based on the proposed equity offering price is $280,000. Our stockholders’ equity as of December 31, 2010 was $24,150.
Going concern qualification:
As discussed in the Notes to Financial Statements included in this Registration Statement, as of December 31, 2010 we had no revenue and incurred a net loss of approximately $12,166 for the period from June 2, 2009 (inception) to December 31, 2010. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from June 2, 2009 (inception) to December 31, 2010. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.
Burn rate:
As noted, we have incurred a net loss of approximately $12,166 for the period from June 2, 2009 (inception) to December 31, 2010. As of February 11, 2011, we had approximately $14,025 in cash in our bank account. Our burn rate currently averages $1,700 per month, consisting mostly of accounting and legal fees. Therefore, we believe that in the absence of additional funding, we will run out of money around October 2011.
Additional cash requirements:
If we raise less than $100,000 in this Offering, we will have to seek additional funding in order to fund our pilot restaurant.
Pilot restaurant opening:
Assuming that our Registration Statement becomes effective in March 2011, we anticipate that it will take us approximately 60 days to raise funds, which would mean that we conclude our offering in May 2011.
We estimate we will require $100,000 to establish our pilot restaurant.
We believe that it will take us approximately three months from the date that the offering is completed to find and prepare a location and to open our pilot restaurant. Therefore, assuming that the offering is completed in May 2011, we anticipate that we will open our pilot restaurant in August 2011.
We anticipate that once the restaurant opens, it will immediately start to generate cash.
Of course, there can be no assurance that any of these predictions is accurate or will ever materialize.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1. We are a development stage company and may never be able to effectuate our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on June 2, 2009 and have no operating history. We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise. We have had no revenue or customers to date. Our operations to date have been focused on organizational, start-up, and fund raising activities. As a development stage company, we are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2. We expect losses in the future because we have no revenue.

We expect losses over the next twelve months because we do not yet have any revenues to offset the expenses associated with the initial costs of establishing our pilot restaurant in Riga, Latvia. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3. If our business strategy is not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this Registration Statement, as of December 31, 2010 we had no revenue and incurred a net loss of approximately $12,166 for the period from June 2, 2009 (inception) to December 31, 2010. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period from June 2, 2009 (inception) to December 31, 2010. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

4. Since our officers can work or consult for other companies, their activities could slow down our operations.

Our officers are also members of our board of directors, and they are not required to work exclusively for us. They do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that our directors will devote between five and ten hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required until the pilot restaurant is opened. Once the pilot restaurant is opened, and until such time as we are able to hire a professional restaurant manager, we expect that Mr. Karako will manage our pilot restaurant and Ms. Eglinskaite-Dijokiene will assist him, and that each will devote approximately 30 hours per week to our operations.

5. We are heavily dependent upon our officers and directors. The loss of either Idan Karako or Viktorija Eglinskaite-Dijokiene, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Idan Karako, our President, Chief Executive Officer, Treasurer and Director, and Viktorija Eglinskaite-Dijokiene, our Secretary and Director, whose knowledge and leadership would be difficult to replace. If we were to lose either of their services, or if either of them is not available to us when we need them, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement.

6. Our executive officers are not currently receiving any compensation.

Our executive officers are currently working for us without any compensation. In the future, our executive officers may draw salaries of up to $5,000 per month, subject to the availability of funds.

We do not currently have the funds available to offer our executive officers competitive salaries, nor do we have the funds available to hire additional management or employees.

Even if we raise the maximum amount in the Offering, we do not expect to have the funds available to offer our executive officers competitive salaries or to hire additional management or employees unless and until our pilot restaurant begins operations and produces cash flow.

7. We operate in a competitive market with limited personnel resources and a failure to attract and retain qualified employees could harm our ability to execute our business plan.

Our future success depends in part on our ability to identify, attract and retain qualified personnel. Competition for employees in our industry is intense and turnover is high, and we may not be successful in attracting and retaining such personnel. We will be competing with other food services companies that have many more resources than we have. Other food services companies may choose to enter our market and may have greater resources and experience than we have in facilitating the necessary sales channels. We will also be competing directly with larger restaurant chains, which carry a wider range of offerings than we intend to offer, at a lower cost.

Because our directors will manage our pilot restaurant until such time as we can afford to hire a professional manager, we do not expect to have to hire any other key employees until such time as we have sufficient funding to do so.

8. Management has limited experience in restaurant operations.

Although Idan Karako has managed a restaurant in his home country, Israel, none of our management team has ever operated or managed a restaurant in Latvia or in any other country in the Baltic region.

9. Risks related to opening a restaurant during an economic recession.

As noted under “Description of Business — Industry Background,” Latvia has recently undergone an economic recession. While the Latvian Ministry of Finance believes that the recession is over as of September 2010,(1) we cannot be sure that this is correct.

If the recession continues, we could face difficulties in raising capital to operate our pilot restaurant, and in attracting customers to our pilot restaurant at prices at which we can operate profitably.

10. Risks related to the fast food restaurant industry.

Our performance is subject to a number of factors that affect the restaurant industry generally and the fast food segment of the industry in particular.

(1)	See http://baltic-review.com/2010/09/04/finance-ministry-latvian-economy-back-on-track/

Adverse changes in any one or more of these factors could reduce customer transactions at our restaurants, impose limits on pricing or cause us to incur additional expenditure in modifying our concepts or restaurants, any or all of which could adversely affect our business and the results of our operations.

Competition with large restaurant chains in the informal eating out and fast food restaurant markets

Felafel Corp. plans to operate in the informal eating-out market (IEO), more specifically in the fast food restaurant market (FFR), and will face competition in each of them. The inability to compete successfully in any of these markets could adversely affect our business and the results of our operations. Many of our competitors are much larger than we are, have much greater resources than we have, and have significant operations in Riga, and in the Baltic states market generally. Among the competitors who have significant presence in Riga and the Baltic states are McDonald’s (whose franchise in the Baltic states is owned by Premier Capital, PLC of Malta), Hesburger, which has some 300 restaurants in Finland and the Baltic states, and Cili, whose Cili Pica restaurants are a significant presence in Lithuania, Latvia and Russia. All of these competitors have significantly greater financial resources than we have.

Laws and Regulations that affect our business

Felafel Corp.’s pilot restaurant, and any other restaurant our franchisees might open, will be subject to various laws and regulations affecting its business. Difficulties or failure in obtaining any required licenses or approvals, or the loss thereof, could adversely affect Felafel Corp.’s business and the results of its operations. Each restaurant opened by us or by one of our franchisees will be subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage controls, smoking laws, health and safety measures, disability access requirements and fire safety requirements. Difficulties in obtaining, or any failure to obtain, the required licenses or approvals, or the loss thereof, could adversely affect our business and the results of our operations. Various bodies have the power to conduct inspections of our restaurants and to close down any restaurant that fails to comply with any relevant regulations. We may also be liable under relevant legislation for any damage caused through serving food of inappropriate quality, even if the restaurant in question is owned and operated by one of our franchisees. No assurance can be given that we will not incur significant liabilities under such laws in the future.

Potential legal claims and complaints relating to food quality and healthiness

In view of the nature of its business, Felafel Corp. may be the subject of complaints or claims from customers alleging food-related illness, injuries suffered on Felafel Corp.’s premises, or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially affect sales revenues generated by Felafel Corp. restaurants, regardless of whether such allegations are true or whether Felafel Corp. is ultimately held liable or whether the player in the market which has given rise to the claim is Felafel Corp. or a direct competitor.

In addition, we may be subject to a type of litigation which is particular to the nature of our business. “Fast-food” restaurant chains in the United States, for instance, have been the subject of class action suits concerning obesity, and while we believe that our food is healthier and therefore we should not be subject to such lawsuits, there can be no assurance that Felafel Corp. will not be subject to similar claims in Latvia and in the other Baltic countries, if we should seek to penetrate them in the future. Regardless of its results, all litigation is expensive and time consuming, and may divert management’s attention away from the operation of the business. In addition, we cannot be certain that any insurance coverage that we maintain will be sufficient to cover one or more substantial claims.

We do not currently maintain any insurance coverage, and we have not included funding for such coverage in our initial budget. We hope to purchase such coverage if funds are available once our pilot restaurant is up and running. However, there can be no assurance that adequate insurance coverage will be available to us at a reasonable price.

11. If we are unable to obtain funding, our business operations will be harmed.

In order to open and operate our pilot restaurant in Riga we will need to obtain additional funding. Additionally, in the event that we seek to locate master franchisors or franchisees, or to expand in the future, the inability to raise the required capital will restrict our ability to do so, and may impair our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans, which could cause the Company to become dormant, or to leave it as a one-restaurant company. Currently, we do not have any arrangements or agreements to raise additional capital.

To date, we have raised $700 from our Directors and $40,000 from a group of investors. We will still need an additional amount of approximately $100,000 in order to open and operate the pilot restaurant for the first year, which we hope to raise in this Offering. But in the event that our pilot restaurant is successful, we will still need additional funding for finding a country master franchisor to take the lead in expanding operations in Latvia, and to find country master franchisors who will take the lead in expanding to Lithuania and Estonia. We hope to obtain additional funding from any or all of operations, fees paid by persons whom we may engage as country master franchisors, proceeds of future equity issuances, loans from our directors, or if available, loans from commercial banks, but we do not know whether we will be able to obtain that funding. Such additional funding may result in your proportionate share in the Company being diluted.

Additionally, while we hope to fund the pilot restaurant’s operations from cash flow after the first year, there can be no assurance that this will be possible. Moreover, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations that are sufficient to sustain us.

These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors have included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

Although they have not undertaken to do so, our directors may loan the company money from time to time on terms that are customary for directors and officers lending money to their companies.

12. Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our two directors, who are also our sole officers. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

Under the Sarbanes Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC, we will be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations requires significant management time, places significant additional demands on our finance and accounting staff (which, as noted, currently consists of our two officers and directors), and on our financial, accounting and information systems, and increases our insurance, legal and financial compliance costs.

13. Currency exchange rate fluctuations could result in higher costs and decreased margins.

We anticipate that all of our products will be sold outside of the United States initially in the Republic of Latvia, and later, if we are successful, in the Republics of Estonia and Lithuania. As a result, we will conduct transactions and report our revenues and expenses in various currencies, initially the Latvian lat, and later, if we succeed in establishing franchises in those countries, in the Euro, since Estonia joined the European Monetary Union on January 1, 2011, and in the Lithuanian litas, respectively. Conducting transactions in foreign currencies, while reporting our financial results in dollars, will increase our exposure to fluctuations in foreign currency exchange rates relative to the U.S. dollar. Foreign currency fluctuations could have an adverse effect on our results of operations and financial condition.

We do not plan to engage in any hedging activities.

14. We cannot be assured that Latvians, or other residents of the Baltic states will like felafel.

We are not aware of any attempt to introduce felafel on any kind of scale in Latvia or in the Baltic states generally. Felafel is a favorite in Middle Eastern countries, but we cannot guarantee that it will appeal to Latvians in Riga or elsewhere, or even if it does appeal to them, that such appeal will be retained over the longer term. We have done no market research to determine whether anyone has attempted to introduce felafel to the Latvian market, and if so, whether they were successful. We have done no market research to determine whether the taste of felafel appeals to the Latvian public.

No assurance may be given that our pilot restaurant or any further endeavors will be successful. Even if our pilot restaurant is successful, there can be no assurances that success will be capable of replication elsewhere.

RISKS RELATING TO OUR SHARES OF COMMON STOCK

15. We may issue additional shares of common stock in the future, which would reduce our current investors’ percentage of ownership and which may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock, of which 9,000,000 shares are issued and outstanding and 14,000,000 will be outstanding, assuming that this Offering is fully subscribed. The future issuance of additional shares of common stock which we are currently authorized to issue may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

16. FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

17. Our common shares will be subject to the “Penny Stock” Rules of the SEC and the trading market in our securities will be limited, which will make transactions in our stock cumbersome, which may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•	make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares thus causing a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

18. There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the NASD Over the Counter Bulletin Board after the Registration Statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such an application. If for any reason our common stock is not quoted on the Over the Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

Additionally, because our common strock is being offered to the public directly by our officers and directors, and our officers and directors have no experience at selling securities, there are substantial risks that we will not sell sufficient shares of common stock to close the offering, and that even if we do sell sufficient shares of common stock to close the offering, a public market for the shares of common stock may not develop.

19. The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

20. The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

We currently estimate that compliance with these obligations will cost us approximately $10,000 per year in legal and accounting fees, in addition to the management time required for compliance. However, if we find that we need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge in order to comply, those costs could materially increase.

21. Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

22. Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to obtain service of process or enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to obtain service of process against our officers and directors, and to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

23. If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our Common Stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our Common Stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our Common Stock may find it difficult to sell their shares.

24. Any trading market that may develop may be restricted by virtue of state securities laws to the extent they prohibit trading absent compliance with individual state laws.

These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our Common Stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our Common Stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “ Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our Common Stock. We may not be able to qualify securities for resale in Alabama, California, Illinois, Kentucky, Louisiana, New York, Pennsylvania, Tennessee and Virginia, which do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one.

25. Delaware law and our charter may inhibit a takeover

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our Common Stock. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

26. Voting control of our common stock is possessed by Idan Karako and Viktorija Eglinskaite-Dijokiene. This concentration of ownership could discourage or prevent a potential takeover of Felafel Corp. that might otherwise result in your receiving a premium over the market price for your common stock.

The voting control of our common stock is possessed by Idan Karako, our President, Chief Executive Officer, Treasurer and Director, who was issued 5,000,000 shares of our common stock for $500, and by Viktorija Eglinskaite-Dijokiene, our Secretary and Director, who was issued 2,000,000 shares of our common stock for $200. Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of this concentration of ownership and voting control is that Idan Karako and Viktorija Eglinskaite-Dijokiene have the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the Company that might otherwise result in your receiving a premium over the market price for your common stock.

27. Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

28. If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

All of the currently outstanding shares of our Common Stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding Common Stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an “automated quotation system” and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of one year provided that the securities were not issued by a shell company or that the issuer who issued the securities has not been a shell company for at least one year. We are currently a shell company as defined in the rules and regulations under the Securities Act of 1933. 7,000,000 of our currently outstanding shares of Common Stock have been held for one year or more, but none of those shares is held by a non-affiliate. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

RISKS RELATED TO OUR OPERATIONS IN THE REPUBLIC OF LATVIA

29. Risk of political instability with respect to foreign operations.

Our activities are planned to take place initially in the Republic of Latvia, which is located in Eastern Europe, and in the future, if our pilot restaurant is successful, we may seek to expand our operations by developing franchises in the Republic of Latvia and in the Republics of Estonia and Lithuania. Our operations will be subject to a number of conditions endemic to Eastern European countries, including political instability. The present governmental arrangements in Eastern Europe and countries of the former Soviet Union were established relatively recently, when they replaced Communist regimes. If they fail to maintain the support of their citizens, these governments could themselves be replaced by other institutions, including a possible reversion to totalitarian forms of government.

In addition, conducting and expanding our international operations subjects us to other risks that we would not generally face in the United States. These include:

•	difficulties in managing the staffing of our international operations, including hiring and retaining qualified employees;
•	increased expense related to localization of our products and services, including language translation and the creation of localized agreements;
•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;
•	increased expense to comply with U.S. laws that apply to foreign operations, including the Foreign Corrupt Practices Act and Office of Foreign Assets Control regulations;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
•	increased financial accounting and reporting burdens and complexities;
•	political, social and economic instability;
•	terrorist attacks and security concerns in general; and
•	reduced or varied protection for intellectual property rights and cultural norms in some geographies that are simply not respectful of intellectual property rights.

The occurrence of one or more of these events could negatively affect our operations and, consequently, our operating results. Further, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 5,000,000 shares offered at a public offering price of $0.02 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $25,000 for legal, accounting, and other costs in connection with this offering. The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we sell various amounts of the shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

PERCENT OF NET PROCEEDS RECEIVED

	100%	80%	60%	40%
Shares Sold	5,000,000	4,000,000	3,000,000	2,000,000
Gross Proceeds	$100,000	$80,000	$60,000	$40,000
Less Offering Expenses	$(25,000)	$(25,000)	$(25,000)	$(25,000)
Net Offering Proceeds	$75,000	$55,000	$35,000	$15,000

The Use of proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. We plan to use the proceeds for the establishment and operation of our pilot restaurant as below. All amounts listed below are estimates.

	100%	80%	60%	40%
Design, Legal fee, Store construction and ventilation	$33,777	$20,000	$20,000	$13,000
Signage	$2,649	$2,649	$2,649	$2,649
Initial Marketing and inventory and working capital	$10,597	$10,597	$7,500	$6,000
Display Unit	$6,755	$6,755	$1,351	$1,351
Table counter	$1,987	$1,987	$1,000	$1,000
Six Chairs	$795	$795	$200	$200
Counter	$1,987	$1,987	$800	$800
Electronic till and stock level counter	$2,649	$2,649	$530	$530
Two refrigerators	$3,852	$770	$770	$770
Drinks fridge	$583	$583	$583	$583
Store room shelving	$397	$397	$100	$100
Automatic Felafel maker and fryer	$5,298	$1,060	$1,060	$1,060
Mixer/blender	$1,824	$1,824	$365	$365
Stainless Steel pans	$583	$583	$583	$583
Heating	$2,000	$2,000	$1,000	$1,000
Creation of web site	$2,649	$2,000	$0	$0
Accounting costs	$1,325	$1,325	$1,325	$1,325
Operating costs 1 month before opening (payroll, rent, utilities, etc)	$6,431	$6,431	$6,431	$6,431
Advertising Costs	$13,246	$13,246	$13,246	$1,500
Total Opening Costs	$99,384	$77,638	$59,493	$39,247

Our offering expenses are comprised of legal and accounting expenses and printing costs. Our offering expenses are being paid from our existing cash resources. Our officers and Directors will not receive any compensation for their efforts in selling our shares.

We intend to use the proceeds of this offering in the manner set forth above. In the event that we do not raise the entire amount we seek to raise then we may cut back on some of the soft costs (such as advertising or establishing a web site, or we may attempt to raise additional funds via private placements or sales to or loans from our directors in order to make up any shortfall. We do not intend to use the proceeds to finance the acquisition of other businesses. Additionally, we have $14,025 in the bank as of February 11, 2011, some of which could also be applied to the expenses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

In all instances, after the effectiveness of this Registration Statement, the Company will need some amount of working capital to maintain its general existence and comply with its public reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors, who will have little ability to influence these decisions.

DETERMINATION OF OFFERING PRICE

The Company and the selling stockholders will be offering the shares of common stock being covered by this prospectus at a price of $0.02 per share until a market develops and thereafter the selling stockholders may offer their shares at prevailing market prices or privately negotiated prices. The offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Since none of our securities are listed or quoted on any exchange or quotation system, the offering price of our Units was unilaterally determined solely by our Board of Directors.

The facts we considered in determining that offering price were our financial condition and prospects;

our limited operating history;

the general condition of the securities market; and

Management’s informal prediction of demand for securities such as the shares of common stock.

The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” beginning on page 3, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section beginning on page 16, the Management’s Discussion and Analysis or Plan of Operation section beginning on page 20, and those discussed elsewhere in this prospectus.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

There is currently no public or other market for our Common Stock, and we can not guarantee that any such market will develop in the foreseeable future. We intend to engage one or more registered broker-dealers to file an application with the NASD on our behalf so as to be able to quote the shares of our Common Stock on the over-the-counter bulletin board (the “OTCBB”) maintained by the NASD. As of the date of this prospectus, we have not identified any such broker-dealers and are not in negotiations with any. There can be no assurance that any such broker-dealer will ever file such an application.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, with a par value of $0.0001 per share. As of February 14, 2011, there were 9,000,000 shares of our Common Stock issued and outstanding. Our shares are held by forty-three (43) stockholders of record.

Share Purchase Warrants

Prior to this offering, we have not issued and do not have outstanding any warrants to purchase shares of our Common Stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

DILUTION

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock from the initial public offering price. Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2010. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. The following table represents the related Dilution.

Shares Sold	5,000,000
Gross Proceeds less offering Expenses	75,000
Historical Net Tangible Book Value	9,534
Historical Net Tangible Book Value Per Share	0.0011
Increase per share to existing Shareholders	0.0015
Dilution Per Share to New Shareholders	0.0140
Dilution Percentage to New Shareholders	69.81%

DESCRIPTION OF BUSINESS

We were incorporated in the State of Delaware on June 2, 2009. We are a development stage company and from our inception to date, we have not generated any revenue. We have never declared bankruptcy, have never been in receivership, and we have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has our Company been involved in any mergers, acquisitions or consolidations. Neither we, nor our officers, Directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We are focused on establishing and operating a felafel ‘to go’ restaurant in Riga, Latvia. If that restaurant is successful, we hope to use it as a starting point for the establishment of multiple franchised felafel ‘to go’ outlets in major cities across Estonia, Latvia and Lithuania. On June 3, 2009, Mr. Idan Karako joined our company as President and Director. Mr. Karako has been working in the food industry starting in his father’s catering business since a very young age. Since 2009 to present he has been managing food service event for 101 Tapasim and Tznoberim Traveling Chef’s, which are both companies in Israel. Mr. Karako earned a B.A. from the Interdisciplinary Center (IDC) in Herzliya, Israel in 2009, where he studied at the Lauder School of Government. During his studies, Mr. Karako worked within the food service industry including managing events at the Mool Hasade restaurant, where he was responsible for all aspects of the events including employee management, sales, and food service. In addition, Mr. Karako handled the same responsibilities at the Pri Haaretz Catering Group in 2006-2007. Between 2004-2005 Mr. Karako worked in the logistics department at Joe-Bar, a company that offered its on-site bar-services at several locations for parties such as weddings and graduations. We have no employment agreement with Mr. Karako.

We have chosen to locate our pilot restaurant in Riga, Latvia. The actual location has not yet been chosen; Mr. Karako will choose the specific location based upon its foot traffic, accessibility, cost and layout. Mr. Karako anticipates using the services of a local real estate brokerage firm to choose a location. We chose to locate the pilot restaurant in Latvia because management is familiar with the city and is comfortable establishing operations there. Riga is Latvia’s capital and largest city, with a population of approximately 717,000 as of 2008 according to the city’s official website, www.riga.lv. The city of Riga and its surrounding areas are home to approximately 1.1 million people, who constitute approximately 48% of Latvia’s total population (source: http://acre.socsci.uva.nl/case-studies/riga.html).

We do not currently have sufficient capital to operate our business, and we will require additional funding in the future to sustain our operations. Additionally, if we raise less than $100,000 in this Offering, we will have to seek additional funding in order to fund our pilot restaurant. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business. There is no assurance that we will ever be able to raise financing.

Our offices are currently located in Israel, which is where Mr. Karako permanently resides. Assuming that we obtain financing to open and operate our pilot restaurant, we anticipate that Mr. Karako will move to Riga for a period of approximately six months to serve as the restaurant’s initial manager. After that time, we hope to be able to hire professional, on site management from the local population.

Our offices are currently located at 27 Bet Hillel Street, Unit 18 Tel Aviv Israel 67017. The space in which our offices are located is owned by Mr. Karako and he provides it to us free of charge. Our telephone number is 011-972-54-641-9419. We do not have a website.

Industry Background

The Baltic States are comprised of Lithuania, Estonia and Latvia. With a combined total population of over 7 million people and a turbulent past, the Baltics have finally begun to settle down as independent, stable countries with Estonia still waiting to enter the Euro zone in January 2011. The recent economic recession has negatively affected the entire region, but according to Latvia's Finance Ministry, the economy had begun to recover by the end of 2010 (source: http://baltic-review.com/2010/09/04/finance-ministry-latvian-economy-back-on-track/). the end of 2010. Of course, there is no guarantee that economic conditions in Latvia will continue to improve.

Fast food is a relatively recent arrival to the Baltic States. The industry started to take off with the arrival of McDonald’s (whose franchise in the Baltics is owned by Premier Capital of Malta) in 1994. There are currently three major fast food chains operating in the region. In addition to McDonald’s, there is Cili, which is pronounced as Chili in English, which claims to be the largest restaurant and café chain in Lithuania, and there is Hesburger, a Finnish company that also operates fast food restaurants in the Baltic states.

All three of these chains are considerably larger and have more resources than we have.

The Product

Felafel is a popular meal in the Middle East and is gaining favor around the world for its taste and healthy ingredients. A felafel is a deep-fried ball of ground chick-pea with added herbs and spices. The balls are normally a little smaller than a golf ball and a regular felafel take out (or ‘to-go’) meal includes 4 – 5 balls served in a pita bread, with an assortment of tasty salad toppings and spicy sauces.

There is at present no fast-food chain or outlet anywhere in the Baltics that offers the simple ‘felafel’ meal. The fast food meals presently offered are traditionally American, and include the items like hamburger and pizza. Although the fast food industry is fairly young in the region, and carries the reputation of being unhealthy, its success and growing sales prove that the local populations are more than ready to adopt the fast food tradition of tasty, quickly prepared meals.

The Baltic market is following the Western fast food tradition, while simultaneously watching and being made aware of the cost that many westerners are paying for excessive consumption of fast food. This scenario explains why many of the fast food chains have begun to combat the reputation as unhealthy by offering token, healthy items as well as calorie indicators, on their menus and websites.

In an average Felafel serving there about 600 calories, 80 grams of carbohydrates, 30 grams of Protein and 30 grams of monounsaturated fat.(1)

Felafel is made from chickpeas, which are high in protein and Vitamin B, and from herbs (like parsley and coriander), which have fibers. Felafel is usually served with yogurt-tahini sauce, which is a good source of iron, calcium and additional protein, and with a fresh salad, which is a good source of vitamins and fibers.

Although felafel is deep fried, by frying it in fresh, zero trans fat canola oil, and using the ideal temperature of 350-375 Fahrenheit, the oil will not penetrate into the felafel mix. Therefore, we believe that our offerings will appeal to health conscious people and vegetarians who understand the importance of eating salads and low fat diets. Everything on offer in our pilot restaurant will be vegetarian, apart from the soft drinks.

Because the felafel balls are prepared as a mix in advance, there is an opportunity to create an entire range of unique tasting felafel that could include local ingredients and spices to make them even more appealing the local consumers. Once the product is launched with the original flavor, the felafel meal can be introduced in different varieties to suit local tastes and flavors which may further increase sales. With this in mind, variations such as ‘Mexican Felafel’ with added beans and corn, or a ‘Gourmet Felafel’ comprised of felafel balls mixed with various cheeses, or an ‘English Felafel’ can be introduced together with chips (French fries).

The felafel has been successful as a fast food in the Middle East, where it continues to challenge the major fast food chains like McDonalds, due to its value for money and nutritional value. We believe that these advantages that felafel holds over ‘traditional’ fast foods auger well for the success of a branded chain of fast food outlets across the Baltic States offering a cheap and healthier alternative to the regular hamburgers and pizzas. Our restaurant will offer fresh, fast and healthy food along with quality service — from cooking to eating(2).

We anticipate that a felafel will cost approximately 3.50 euro per serving. Beverages, which we currently anticipate to include Coca Cola, Nestea Iced Tea, Coke Zero, Fanta, soda water and mineral water, will cost approximately 1.00 euro each.

XyCode {/FOOTPG;f1;5;1} NOT MATCHED

(1)	http://nutritiondata.self.com/facts/legumes-and-legume-products/4404/2
(2)	(see ‘Principle Markets and Marketing Strategy’ below.)

Principle Markets and Marketing Strategy

If our pilot restaurant is successful, the target market for our restaurants may yet span three countries—Latvia, Lithuania and Estonia — and a range of tastes. While there are apparently very different tastes in each of these countries, traditional western fast foods are selling very well, indicating that there is generally, a growing level of acceptance of new tastes and flavors. For example, according to a reporter in the Baltic Times reporting on the introduction of pizza to the region; ‘The Lithuanians love it, the Estonians hate it (relatively) and the Latvians will put up with it, provided it has a Latvian flavor of course’(2).

Initially, we plan to open and operate one pilot restaurant outlet in Riga, Latvia. Riga is the largest city in Latvia and the second largest city within the Baltic States. If the first site is successful, we hope to engage franchisors for each of the three Baltic States, who will establish franchised outlets in their respective states. The current plan, which may be subject to change, is to start with Latvia, then Estonia and then Lithuania. We may retain the restaurant in Riga as company-owned, or we may sell it to the Latvian franchisor. We do not currently plan to open additional restaurants on our own.

We have also chosen to locate our pilot restaurant in Riga because our management is familiar with Riga and believes it can successfully operate a restaurant in that city.

We plan to establish our own brand and to condition the public to relate to it through images and emotive references to the Chain of Freedom. The Chain of Freedom was a peaceful political demonstration that occurred on August 23, 1989. Nearly two million people joined hands to form a human chain over 600 km’s long across Estonia, Latvia, and Lithuania, which at the time were republics of the Soviet Union. The company plans to include an image as part of its overall brand strategy which would represent this historic event. By drawing on the positive emotional connection that many people in the Baltic region have to the Chain of Freedom, hope to increase our product’s appeal as a brand and to improve the brand’s ability to penetrate the market.

We plan to use outdoor advertising campaigns to promote our pilot restaurant. Posters mounted on poles and select billboards will be used. It is intended that a large billboard be leased close to the outlet’s location with a punchy message reinforcing the brand and the health aspect of the arrival of the new meal on the go. This message will be used on smaller posters dotted strategically to lead the public to the outlet. Costs of billboards and posters are generally lower than other forms of advertising.

We may also employ students to personally approach and engage passing pedestrians, handing out flyers plus a free sample of one felafel ball. The flyers will initially offer a promotion such as ‘buy one, get one free’. This personal approach may also be used on the surrounding offices to introduce the new outlet along with menus and prices, and possibly a delivery service.

As noted above, tastes vary in the Baltic States. Therefore, localization will be a part of the marketing strategy. Changes and adjustments to the ingredients and menu offerings may be made to suit local tastes. We have never operated a restaurant in Latvia before. We may have to make adjustments in our menu to satisfy local customer preferences and dislikes.

We also plan to promote felafel as a health food. With vegetarianism being a fairly new concept in the Baltics, we believe that it is important that we make this claim in our advertising and on our packaging. We believe that Baltic customers will come to appreciate economical meals that are also relatively healthy.

Despite the recent recession, there are signs that the economic situation in Latvia has stabilized. Latvia’s credit rating outlook at Standard & Poor’s was raised recently after government austerity measures that have exacerbated the European Union’s deepest recession paid off, leaving state finances in better shape. S&P raised the outlook on Latvia’s BB rating, two notches below investment grade, to “stable” from “negative.” Exports are recovering. The government of Valdis Dombrovskis has raised taxes and cut spending to reduce the budget deficit and meet the terms of its 7.5 billion euro ($10.2 billion) loan from a group led by the European Union and the International Monetary Fund. The economy, which contracted 17.7 percent in the fourth quarter, has undergone a severe adjustment led by wage declines, making exports more competitive. Gross domestic product may expand 1 percent this year, after contracting 18 percent in 2009, according to S&P.(4) Of course, there is no guarantee that Latvia's economy will continue to improve.

(2)	http://www.baltictimes.com/news/articles/20102
(4)	http://www.bloomberg.com/apps/news?pid=newsarchive&sid=aKdjVHSYeS.w

Competition

So long as we only have one restaurant, our competition will be every fast food restaurant that is located near that restaurant, i.e. in Riga, Latvia, Ultimately, we hope to engage franchisors who will branch out into the rest of Latvia, Lithuania and Estonia. As such, we view our competition as being the three largest fast food chains that are already present in those countries: Cili Pica, Hesburger and McDonald’s. Cili Pica is a chain of pizza stores, which also serve pasta and meat dishes and deliver to one’s home. Hesburger is the biggest competitor in the fast food arena. They have been an established chain of hamburger outlets since 2002 with a dedicated following. McDonald’s outlets offer the same menus as their US counterparts. Based on our directors’ observations, all three chains follow the same high standards of hygiene and service. All of these chains are much larger than we are and have significantly greater resources than we have.

Employees

We presently have no employees. All functions, including development, strategy, negotiations and clerical functions are currently being provided by our executive officers on a voluntary basis. Until we open the pilot restaurant, we plan to use independent contractors and not have any employees. Once the pilot restaurant opens, we hope to hire a cleaner, a cook and a manager out of our revenues.

DESCRIPTION OF PROPERTY

The Company uses office space owned by our President in Israel as our office space at no charge on a month to month basis. We do not intend to carry on any operations in Israel and are not subject to the risks of doing business in that country. The Company has not paid any rent since incorporation. We anticipate that we will have to pay rent for our pilot restaurant in Latvia out of the proceeds of this Offering from the date that we sign a contract for the restaurant’s space until operations commence. Once the Company opens its first restaurant in Latvia, we intend to move our headquarters to Latvia. When that happens, we hope to finance our headquarters’ rent and the pilot restaurant’s rent out of operations.

The first restaurant will be in an area in the city center with high foot traffic. Depending on rent costs we may choose to be in one of the malls in Riga.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Results of Operations

As of the year ended December 31, 2010, we had no revenues, which was similar to the period ended December 31, 2009 in which we also had no revenues. The period ended December 31, 2009 is measured from inception, which was June 2, 2009.

Expenses increased from $0 in the period ended December 31, 2009 to $12,†166 in the year ended December 31, 2010. This increase was a result of the expenses associated with the unregistered sales of our securities in June 2010.

For the year ended December 31, 2010, we incurred a net loss of $12,†166, as compared to a net loss of $0 in the period ended December 31, 2009 (from inception). The increase in losses resulted from the expenses associated with the unregistered sales of our securities in June 2010. Our cumulative net loss during the period from June 2, 2009 (inception) through December 31, 2010 was $12,†166.

Liquidity and Capital Resources

We estimate that we will require approximately $100,000 for the next 12 months of operations, including the costs of opening our pilot restaurant. We do not have sufficient resources to effectuate our current business plan. As of February 11, 2011, we had $14,025 available in cash. Assuming that we lease a restaurant location rather than buying it, expect to incur a minimum of $100,000 in expenses during the next 12 months of operations, including the following expenses:

	100%	80%	60%	40%
Design, Legal fee, Store construction and ventilation	$33,777	$20,000	$20,000	$13,000
Signage	$2,649	$2,649	$2,649	$2,649
Initial Marketing and inventory and working capital	$10,597	$10,597	$7,500	$6,000
Display Unit	$6,755	$6,755	$1,351	$1,351
Table counter	$1,987	$1,987	$1,000	$1,000
Six Chairs	$795	$795	$200	$200
Counter	$1,987	$1,987	$800	$800
Electronic till and stock level counter	$2,649	$2,649	$530	$530
Two refrigerators	$3,852	$770	$770	$770
Drinks fridge	$583	$583	$583	$583
Store room shelving	$397	$397	$100	$100
Automatic Felafel maker and fryer	$5,298	$1,060	$1,060	$1,060
Mixer/blender	$1,824	$1,824	$365	$365
Stainless Steel pans	$583	$583	$583	$583
Heating	$2,000	$2,000	$1,000	$1,000
Creation of web site	$2,649	$2,000	$0	$0
Accounting costs	$1,325	$1,325	$1,325	$1,325
Operating costs 1 month before opening (payroll, rent, utilities, etc)	$6,431	$6,431	$6,431	$6,431
Advertising Costs	$13,246	$13,246	$13,246	$1,500
Total Opening Costs	$99,384	$77,638	$59,493	$39,247

Additionally, $15,000 will be needed for general working capital, which is not included in this offering, and which we hope to fund out of operations.

Accordingly, we will have to raise the funds to pay for these expenses. We hope to obtain funding by raising money in this Offering, and by locating a master franchisor for Latvia who will assume many of the expenses and pay us franchising fees. If we do not succeed in raising sufficient funds through the Offering and are unable to locate a master franchisor for Latvia, we may have to borrow money from our officers, or issue additional debt or equity securities. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Unless we are able to make arrangements to raise additional funds, our inability to raise funds will have a severe negative impact on our ability to remain a viable company.

Plan of Operation

We plan initially to open and operate one company-owned restaurant in Riga, Latvia, which will serve as our pilot restaurant. We have chosen to locate the pilot restaurant in Riga, because our management team knows the city of Riga well and feels that it is capable of operating our pilot restaurant there. Assuming that our Registration Statement becomes effective in March 2011, we anticipate that it will take us approximately 60 days to raise funds, which would mean that we conclude our offering in May 2011.

We estimate we will require $100,000 to establish our pilot restaurant.

We believe that it will take us approximately three months from the date that the offering is completed to find and prepare a location and to open our pilot restaurant. Therefore, assuming that the offering is completed in May 2011, we anticipate that we will open our pilot restaurant in August 2011.

We anticipate that once the restaurant opens, it will start to generate cash.

Of course, there can be no assurance that any of these predictions is accurate or will ever materialize.

We hope to recruit a master franchisor in each of the three Baltic states over the course of our first four years of operations. Of course, there can be no assurance that we will succeed in doing so, regardless of the pilot restaurant’s success or failure. Each country master franchisor will target the establishment of successful franchises within its territory.

The physical location of outlets is of critical importance to the potential sales and corporate branding across the markets in all three countries. Although aspiring franchisees are responsible for finding suitable locations for their outlets, the final decision will lie with the our company’s management team, or with the country master franchisor at our company’s discretion. Outlets should ideally be located in or near upper-class, high traffic areas such as shopping malls, office complexes and transport hubs, where there is available parking and high pedestrian traffic, especially during meal times, in the evenings and on weekends. We will also consider the option of franchising “drive-thru” type stores.

The ‘company owned’ outlet will not only serve to establish our brand. It will also formulate and establish the supply chains for ingredients and other consumables that will serve the growing chain of franchisee outlets. If various essential ingredients are not be available locally, or if the local products are not of high enough quality, our management will be responsible for sourcing, importing, preparing and distributing the prerequisite pita pocket breads, felafel chick-pea mix, tahina sauce and humus paste, as well as all branded packaging, to the franchisees. We believe that we can import any ingredients that are not available locally in sufficient quantity or quality from Israel or Jordan.

Franchisee applicants will be required to pass a thorough inspection and assessment by our management, with input from the country master franchisor where appropriate, to ensure that they have the necessary financial resources, credit history and suitable qualifications and experience to be approved as a franchisee.

Our current plans are that following the approval of the location, franchisees will be given the branding design, style and layout of outlets including logo positioning and color schemes. Building and operating licenses, including any health department certificate requirements will be the responsibility of the country master franchisor. The country master franchisor will guide, assist and supervise the building, design and set-up of each restaurant; while the individual franchisee will provide the funding. We plan to offer our full support and involvement in the initial marketing and launch activity of each and every outlet. The country master franchisor and the individual franchisees will pay periodic fees to us in return for our services.

Upon approval by the respective country master franchisors, franchisees will attend an intensive training regime at our pilot restaurant in Riga. Although franchisees may select their own employees, they will be expected to send them, at the franchisee’s expense, to attend job training at the company-owned outlet. Once fully trained, they will be permitted to work at their respective outlets. The training will be of a high caliber and will focus on customer service, engendering a strong brand loyalty and pride. Distinguishing each outlet’s employees with quality training is an integral part of the marketing strategy to ensure a positive customer experience.

Following the successful launch of the brand, and the opening of one outlet in each country, that country’s master franchisor and each of its franchisees will send their employees to the pilot restaurant in Riga for training, a course that is expected to take one to two weeks.

Franchisees will be required to deal with local marketing, promotions and specials to generate local brand recognition and increase sales at their own expense.

Initially, we plan to purchase pita pocket bread from a source that we have chosen in Riga. We plan to focus on establishing a common brand across Latvia, Estonia and Lithuania. Our long term vision of the company is to become a leading brand in the Baltic region, offering employment opportunities and setting the bar in the fast food industry with high service levels and quality food.

There can be no assurance that we will ever find country master franchisors or local franchisees to open restaurants. As we have noted elsewhere, we will not even attempt to do so unless we deem the initial operations of our pilot restaurant to be successful. We do not currently plan to open additional restaurants on our own.

Additional Equity Raises

On June 3, 2009, we issued 5,000,000 shares of common stock to Mr. Idan Karako, our President, Chief Executive Officer, Treasurer and Director, for a $500 subscription receivable, which has since been paid.

On December 21, 2009, we issued 2,000,000 shares of common stock to Ms. Viktorija Eglinskaite-Dijokiene, our Secretary and Director, for a $200 subscription receivable, which has since been paid.

On April 2, 2010, the Company began a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $40,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.02 per share. The $0.02 per share price was determined arbitrarily by the Company. It did not necessarily bear any relationship to the Company's assets' value, net worth, revenues, or other established criteria of value, and should not be considered indicative of the actual value of the shares. As of August 28, 2010, the Company had received $40,000 in proceeds from the PPO.

Despite this, we still do not have sufficient resources to effectuate our business plan. As of February 11, 2011 we had approximately $14,025 in cash. As noted above, we expect to incur a minimum of $100,000 in expenses during the next twelve months of operations.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company in any such proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our current directors and officers including their name, age, and business experience.

Name and Business Address	Age	Position
Mr. Idan Karako	27	President, CEO, Treasurer and Director
Ms. Viktorija Eglinskaite-Dijokiene	27	Secretary and Director

Mr. Karako has been working in the food industry starting in his father’s catering business since a very young age. Since 2009 to present he has been managing food service events for 101 Tapasim and Tznoberim Traveling Chef’s, which are both companies in Israel. Mr. Karako earned a B.A. from the Interdisciplinary Center (IDC) in Herzliya, Israel in 2009, where he studied at the Lauder School of Government. During his studies, Mr. Karako worked within the food service industry including managing events at the Mool Hasade restaurant, where he was responsible for all aspects of the events including employee management, sales, and food service. In addition, Mr. Karako handled the same responsibilities at the Pri Haaretz Catering Group in 2006-2007. Between 2004-2005 Mr. Karako worked in the logistics department at Joe-Bar, a company that offered its on-site bar-services at several locations for parties such as weddings and graduations.

Viktorija Eglinskaite-Dijokiene received a Bachelor’s degree from the Lithuanian Academy of Art in 2006. Ms. Eglinskaite-Dijokiene moved to Israel in 2010 where she is a freelance textile designer. From 2007-2010 Ms. Eglinskaite-Dijokiene lived in Riga, Latvia and worked as a Textile Designer for Studio Naturalus, a textile company. From 2006 - 2007, Ms. Eglinskaite-Dijokiene served as a Fashion Stylist for Arteta Ltd., a television production studio in Lithuania.

There are no familial relationship among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries, or has a material interest adverse to the Company or to any of its subsidiaries.

Each director of the Company serves for a term of one year or until his successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

It is expected that our directors will devote between five and ten hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required until the pilot restaurant is opened. Once the pilot restaurant is opened, and until such time as we are able to hire a professional restaurant manager, we expect that Mr. Karako will manage our pilot restaurant and Ms. Eglinskaite-Dijokiene will assist him, and that each will devote approximately 30 hours per week to our operations.

Auditors; Code of Ethics; Financial Expert

Our principal registered independent accountant is Weinberg & Baer, LLC.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, who are also our officers. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

EXECUTIVE COMPENSATION

Since our incorporation on June 2, 2009, we have not paid any compensation to our Directors or officers.

On June 3, 2009, we issued 5,000,000 shares of common stock to Mr. Idan Karako, our President, Chief Executive Officer, Treasurer and Director, for a $500 subscription receivable, which has since been paid.

On December 21, 2009, we issued 2,000,000 shares of common stock to Ms. Viktorija Eglinskaite-Dijokiene, our Secretary and Director, for a $200 subscription receivable, which has since been paid.

We have no employment agreements with any of our directors or executive officers.

During the fiscal years ended December 31, 2009 and December 31, 2010, no stock options or stock appreciation rights were granted to any of our directors or executive officers, none of our directors or executive officers exercised any stock options or stock appreciation rights, and none of them held unexercised stock options as of December 31, 2009 or December 31, 2010. We have no long-term incentive plans.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2010 for services rendered to our Company in all capacities by our principal executive officer and any officer with total compensation over $100,000 per year.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All other Compensation ($) (i)	Total ($) (j)
Idan Karako(1)	2009	0	0	0	0	0	0	0	0
Viktorija Eglinskaite-Dijokiene(2)	2009	0	0	0	0	0	0	0	0

(1)	Idan Karako has been our President, Chief Executive Officer, Treasurer and Director since June 3, 2009.
(2)	Viktorija Eglinskaite-Dijokiene has been our Secretary and director since December 21, 2009.

Outstanding Equity Awards

As of December 31, 2009 and December 31, 2010, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

No compensation was paid to our directors during the years ended December 31, 2009 and December 31, 2010.

The following table sets forth information concerning the compensation paid or earned during the fiscal year ended December 31, 2010 to our directors.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Idan Karako	0	0	0	0	0	0	0
Viktorija Eglinskaite-Dijokiene	0	0	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 14, 2011, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 9,000,000 shares of our common stock issued and outstanding as of February 14, 2011. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Felafel Corp., 27 Bet Hillel Street, Unit 18, Tel Aviv Israel 67017.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Idan Karako(1)	Common	5,000,000	55.6%
Viktorija Eglinskaite-Dijokiene(2)	Common	2,000,000	22.2%
Directors and Officers as a Group (2 persons)	Common	7,000,000	77.8%

(1)	Our President, Chief Executive Officer, Treasurer and Director
(2)	Our Secretary and Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 3, 2009, we issued 5,000,000 shares of common stock to Mr. Idan Karako, our President, Chief Executive Officer, Treasurer and Director, for a $500 subscription receivable, which has since been paid.

On December 21, 2009, we issued 2,000,000 shares of common stock to Ms. Viktorija Eglinskaite-Dijokiene, our Secretary and Director, for a $200 subscription receivable, which has since been paid.

The shares that were issued to each of Mr. Karako and Ms. Viktorija Eglinskaite-Dijokiene were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of February 14, 2011 by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling stockholders in a private placement made between April through August 2010 pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act. None of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of our predecessors or affiliates.

The percentages below are calculated based on 9,000,000 shares of our common stock issued and outstanding as of February 14, 2011. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

	Last name	First name	Number of shares held	Number of shares offered for sale	Number of shares held after offering(1)(2)	Percentage of shares held after offering
1	Aleksandrovs	Igors	75,000	75,000	0	0
2	Aleksejevs	Jurijs	25,000	25,000	0	0
3	Arhipenko	Romans	75,000	75,000	0	0
4	Balodis	Nauris	57,500	57,500	0	0
5	Baranova	Svetlana	30,000	30,000	0	0
6	Bartasevica	Zanna	37,500	37,500	0	0
7	Blums	Arnis	22,500	22,500	0	0
8	Bogdanovs	Peteris	30,000	30,000	0	0
9	Budcanova	Galina	30,000	30,000	0	0
10	Budcanovs	Romans	75,000	75,000	0	0
11	Ivanovs	Sergejs	75,000	75,000	0	0
12	Jarovikovs	Sergejs	60,000	75,000	0	0
13	Kauselis	Valters	75,000	75,000	0	0
14	Kazarina	Olga	30,000	30,000	0	0
15	Kazarins	Rodions	30,000	30,000	0	0
16	Kiselovs	Aleksandrs	60,000	60,000	0	0
17	Lukjanova	Nadezda	75,000	75,000	0	0
18	Mileika	Andris	30,000	30,000	0	0
19	Mileika	Nina	27,500	27,500	0	0
20	Miluna	Vita	75,000	75,000	0	0
21	Mincenoks	Vadims	25,000	25,000	0	0
22	Mincenoks	Vladislavs	57,500	57,500	0	0
23	Onanko	Andrey	75,000	75,000	0	0
24	Petrovs	Olegs	37,500	37,500	0	0
25	Petuhova	Zinaida	75,000	75,000	0	0
26	Petuhovs	Leontijs	75,000	75,000	0	0
27	Pimenova	Anna	32,500	32,500	0	0
28	Pimenova	Tatjana	30,000	30,000	0	0
29	Pimenovs	Vladimirs	25,000	25,000	0	0
30	Rudovska	Ilva	52,500	52,500	0	0
31	Rumma	Aleksandrs	60,000	60,000	0	0
32	Rumma	Marina	75,000	75,000	0	0
33	Savenkov	Egor	37,500	37,500	0	0
34	Savenkova	Olga	25,000	25,000	0	0
35	Savenkova	Ludmila	22,500	22,500	0	0
36	Savenkovs	Sergejs	27,500	27,500	0	0
37	Stadups	Aleksandrs	25,000	25,000	0	0
38	Starodubecs	Sergejs	75,000	75,000	0	0
39	Starodubecs	Anatolijs	60,000	60,000	0	0
40	Trumps	Ivars	37,500	37,500	0	0
41	Zarins	Pauls	75,000	75,000	0	0
			2,000,000	2,000,000	0	0

(1)	Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period.
(2)	Based on 9,000,000 shares of common stock issued and outstanding as of February 14, 2011.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this Registration Statement to reflect any material changes to this prospectus.

EXPENSES OF DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling stockholders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses	$9,000.00
SEC registration fee	$9.98
Legal fees and other expenses	$16,000.00
Total	$25,009.98

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 5,000,000 common shares on behalf of the Company and 2,000,000 common shares on behalf of the selling stockholders.

There is no current market for our shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our common stock quoted on the OTC Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Bulletin Board is maintained by the FINRA. The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The selling stockholders may sell some or all of their shares at a fixed price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling stockholders must be made at the fixed price of $0.02 until a market develops for the stock. Because the selling stockholders purchased their shares for $0.02 per share, they are effectively prohibited from making a profit on their shares until such time as a public market for the shares develops. We believe that there is a substantial risk that such a public market will never develop, as is described under “Risk Factors” and therefore we believe that $0.02 per share represents a fair price for our shares until such time as a public market develops.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	Ordinary broker transactions, which may include long or short sales,
•	Transactions involving cross or block trades on any securities exchange or market where our common stock is trading,
•	Purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
•	In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, or
•	Any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in such transactions in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our stockholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,000 including the expenses of the shares being sold by the Company.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

We are also offering a total of 5,000,000 shares of our common stock, par value $.0001 per share, in a direct public offering, without any involvement of underwriters or broker-dealers at a fixed price of $0.02 per share. The shares being offered by us are being offered through our directors on a “best efforts” basis pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1933. As part of their marketing efforts, the directors may approach existing shareholders in the Company, their own friends and family, and other persons.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of February 14, 2011 there were 9,000,000 shares of common stock issued and outstanding, which were held by 43 stockholders of record.

Transfer Agent

We have not yet appointed a transfer agent.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.0001, of which 9,000,000 shares are issued and outstanding as of February 14, 2011. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are not currently authorized to issue any shares of preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

LEGAL MATTERS

Kawesch Law Group, LLC. has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the Registration Statement have been audited by Weinberg & Baer LLC, an independent registered public accountant, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement. For additional information about us and our securities, we refer you to the Registration Statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, and each statement is qualified in all respects by that reference. Copies of the Registration Statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Felafel Corp.:

We have audited the accompanying balance sheets of Felafel Corp. (a Delaware corporation in the development stage) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for years ended December 31, 2010 and 2009, and from inception (June 2, 2009) through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Felafel Corp. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 30, 2010 and 2009, and from inception (June 2, 2009) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of December 31, 2010, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

Weinberg & Baer LLC
Baltimore, Maryland
January 25, 2011

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	As of December 31, 2010	As of December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$19,050	$—
Deferred offering costs	$19,000	$—
Total current assets	38,050	—
Total Assets	$38,050	$—
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	9,516
Total Current Liabilities	9,516	—
Commitments and Contingencies
Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 200,000,000 shares authorized; 9,000,000 and 7,000,000 shares issued and outstanding respectively	900	700
Stock subscriptions receivable	—	(700)
Additional paid-in capital	39,800	—
(Deficit) accumulated during development stage	(12,166)	—
Total stockholders' equity (deficit)	28,534	—
Total Liabilities and Stockholders' Equity	$38,050	$—

The accompanying notes to financial statements are an integral part of these statements.

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009,
AND CUMULATIVE FROM INCEPTION (JUNE 2, 2009)
THROUGH DECEMBER 31, 2010

	Year Ended December 31, 2010	Year Ended December 31, 2009	Cumulative From Inception
Revenues	$—	$—	$—
Expenses:
General and administrative –
Professional fees	4,000	—	4,000
Filing fees	2,391		2,391
SEC commission	250		250
Travel	4,880		4,880
Other	645	—	645
Total general and administrative expenses	12,166	—	12,166
(Loss) from Operations	(12,166)	—	(12,166)
Other Income (Expense)	—	—	—
Provision for income taxes	—	—	—
Net (Loss)	$(12,166)	$—	$(12,166)
(Loss) Per Common Share:
(Loss) per common share – Basic and Diluted	$(0.00)	$—
Weighted Average Number of Common Shares Outstanding – Basic and Diluted	7,684,932	5,070,755

The accompanying notes to financial statements are an integral part of these statements.

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM INCEPTION (JUNE 2, 2009)
THROUGH DECEMBER 31, 2010

	Common stock		Stock Subscriptions Receivable	Additional Paid-in Capital	(Deficit) Accumulated During the Development Stage	Totals
Description	Shares	Amount
Balance – at inception	—	$—	$—	$—	$—	$—
Common stock issued for cash ($0.0001/share)	7,000,000	700	(700)	—	—	—
Net (loss) for the period	—	—	—	—	—	—
Balance – December 31, 2009	7,000,000	700	(700)	—	—	—
Common stock issued for cash ($0.02/share)	2,000,000	200	700	39,800	—	40,700
Net (loss) for the period	—	—	—	—	(12,166)	(12,166)
Balance – December 31, 2010	9,000,000	900	—	39,800	(12,166)	28,534

The accompanying notes to financial statements are an integral part of these statements.

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009, AND
CUMULATIVE FROM INCEPTION (JUNE 2, 2009)
THROUGH DECEMBER 31, 2010

	Year Ended December 31, 2010	Year Ended December 31, 2009	Cumulative From Inception
Operating Activities:
Net (loss)	$(12,166)	$—	$(12,166)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Changes in net assets and liabilities –
Deferred offering costs	$(19,000)		$(19,000)
Accounts payable and accrued expenses	9,516	—	9,516
Net Cash Used in Operating Activities	(21,650)	—	(21,650)
Investing Activities:
Cash provided by investing activities	—	—	—
Net Cash Provided by Investing Activities	—	—	—
Financing Activities:
Proceeds from common stock	40,700	—	40,700
Net Cash Provided by Financing Activities	40,700	—	40,700
Net (Decrease) Increase in Cash	19,050	—	19,050
Cash – Beginning of Period	—	—	—
Cash – End of Period	$19,050	$—	$19,050
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

The accompanying notes to financial statements are an integral part of these statements.

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

Felafel Corp. (the “Company”) is in the development stage, and has limited operations. The Company was incorporated under the laws of the State of Delaware on June 2, 2009. The business plan of the Company is to become a leading felafel fast-food retail chain in the Baltic States. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended December 31, 2010.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2010 and 2009, the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies  – (continued)

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All non cancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2010 and 2009, and expenses for the years ended December 31, 2010 and 2009, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2. Development Stage Activities and Going Concern

The Company is currently in the development stage, and has not commenced operations. The business plan of the Company is to become a leading felafel fast-food retail chain in the Baltic States.

On April 2, 2010, the Company offered a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $40,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.02 per share. As of August 28, 2010, the Company raised $40,000 in proceeds with the issuance of 2,000,000 shares of its common stock.

The Company has commenced a capital formation activity by filing a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 5,000,000 shares of newly issued common stock at an offering price of $0.02 per share for proceeds of up to $100,000.

Additionally, the Company will register 2,000,000 shares of its outstanding shares of common stock on behalf of selling stockholders with the Registration Statement on Form S-1. The Company will not receive any of the proceeds from the sales of these 2,000,000 shares.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2010 the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

2. Development Stage Activities and Going Concern – (continued)

adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3. Common Stock

On June 3, 2009, the Company issued 5,000,000 shares of common stock the director of the Company, for a $500 subscription receivable.

On December 21, 2009, the Company issued 2,000,000 shares of common stock to a secretary of the Company, for a $200 subscription receivable.

On April 2, 2010, the Company began a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $40,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.02 per share. As of August 28, 2010, the Company had received $40,000 in proceeds from the PPO.

The Company has commenced a capital formation activity by filing a Registration Statement on Form S-1 to the SEC to register and sell in a self-directed offering 5,000,000 shares of newly issued common stock at an offering price of $0.02 per share for proceeds of up to $100,000. As of December 31, 2010, legal and accounting fees of $19,000 relating to this Registration Statement are recorded as deferred offering costs.

Additionally, the Company will register 2,000,000 shares of its outstanding shares of common stock on behalf of selling stockholders with the Registration Statement on Form S-1. The Company will not receive any of the proceeds from the sales of these 2,000,000 shares.

4. Income Taxes

The provision (benefit) for income taxes for the periods ended December 31, 2010 and 2009, were as follows (assuming a 23% effective tax rate):

	2010	2009
Current Tax Provision:
Federal –
Taxable income	$—	$—
Total current tax provision	$—	$—
Deferred Tax Provision:
Federal –
Loss carryforwards	$2,798	$—
Change in valuation allowance	(2,798)	—
Total deferred tax provision	$—	$—

The Company had deferred income tax assets as of December 31, 2010, and 2009, as follows:

	2010	2009
Loss carryforwards	$2,798	$—
Less – Valuation allowance	(2,798)	—
Total net deferred tax assets	$—	$—

The Company provided a valuation allowance equal to the deferred income tax assets for years ended December 31, 2010 and 2009 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

4. Income Taxes – (continued)

As of December 31, 2010, the Company had approximately $12,166 in tax loss carryforwards that can be utilized future periods to reduce taxable income, and expire by the year 2030.

The Company did not identify any material uncertain tax positions on tax returns that were or will be filed. The Company did not recognize any interest or penalties for unrecognized tax benefits during the year ended December 31, 2010.

The federal income tax returns of the Company are subject to examination by the IRS, generally for three years after they are filed.

5. Related Party Loans and Transactions

On June 3, 2009, the Company issued 5,000,000 shares of common stock to the director of the Company, for a $500 subscription receivable.

On December 21, 2009, the Company issued 2,000,000 shares of common stock to the secretary of the Company, for $200 subscription receivable.

The Company's president and director provides rent-free office space to the Company.

6. Recent Accounting Pronouncements

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition — Milestone Method (ASU 2010-017). ASU 2010-017 provides guidance in applying the milestone method of revenue recognition to research or development arrangements. This guidance concludes that the milestone method is a valid application of the proportional performance model when applied to research or development arrangements. Accordingly, an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the Company adopted these new requirements upon issuance of this guidance.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements (ASU No. 2010-06). ASU No. 2010-06 requires: (1) fair value disclosures of assets and liabilities by class; (2) disclosures about significant transfers in and out of Levels 1 and 2 on the fair value hierarchy, in addition to Level 3; (3) purchases, sales, issuances, and settlements be disclosed on gross basis on the reconciliation of beginning and ending balances of Level 3 assets and liabilities; and (4) disclosures about valuation methods and inputs used to measure the fair value of Level 2 assets and liabilities. ASU No. 2010-06 becomes effective for the first financial reporting period beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements of Level 3 assets and liabilities which will be effective for fiscal years beginning after December 15, 2010. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605) — Multiple- Deliverable Revenue Arrangements: a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 establishes a selling-price hierarchy for determining the selling price of each element within a multiple-deliverable arrangement. Specifically, the selling price assigned to each deliverable is to be based on vendor-specific objective evidence (VSOE) if available, third-party evidence, if VSOE is unavailable, and

FELAFEL CORP.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

6. Recent Accounting Pronouncements  – (continued)

estimated selling prices if neither VSOE or third-party evidence is available. In addition, ASU 2009-13 eliminates the residual method of allocating arrangement consideration and instead requires allocation using the relative selling price method. ASU 2009-13 will be effective prospectively for multiple-deliverable revenue arrangements entered into, or materially modified, in fiscal years beginning on or after June 15, 2010 The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) —  Measuring Liabilities at Fair Value (ASU 2009-05). ASU 2009-05 provides guidance in measuring the fair value of a liability when a quoted price in an active market does not exist for an identical liability or when a liability is subject to restrictions on its transfer. ASU 2009-15 was effective for the Company beginning with the quarter ended December 31, 2009. The adoption of this accounting standard had no impact on the Company's financial position or results of operations.

7. Subsequent events

The Company evaluated events occurring between the balance sheet date and January 25, 2011, the date the financial statements were available to be issued, and there were no reportable events.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporate Law and our bylaws.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of our company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article V of our bylaws and Article VI of our certificate of incorporation provide that we shall indemnify our directors and officers, our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee	$9.98
Legal fees and miscellaneous expenses(1)	$16,000
Accounting fees and expenses(1)	$9,000
Total(1)	$25,009.98

(1)	Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

On June 3, 2009, we issued 5,000,000 shares of common stock to Mr. Idan Karako, our President, Chief Executive Officer, Treasurer and Director, for a $500 subscription receivable, which has since been paid.

On December 21, 2009, we issued 2,000,000 shares of common stock to Ms. Viktorija Eglinskaite-Dijokiene, our Secretary and Director, for a $200 subscription receivable, which has since been paid.

The shares that were issued to each of Mr. Karako and Ms. Eglinskaite-Dijokiene, were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

Between April and August of 2010, we issued 2,000,000 shares of common stock to 41 investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S, the 2010 Private Placement. The aggregate consideration paid for such shares was $40,000. All investors in such private placement were non-US persons (as defined under SEC Regulations). The Company provided all investors in the 2010 Private Placement with a subscription agreement and the shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
3.1	Certificate of Incorporation of Registrant
3.2	By-Laws of Registrant
4.1	Specimen Common Stock certificate
5.1	Opinion of Kawesch Law Group, LLC. regarding the legality of the securities being registered
10.1	Form of Regulation S Subscription Agreement
23.1	Consent of Weinberg and Baer, LLC
23.2	Consent of Kawesch Law Group, LLC. (included in Exhibit 5.1)

UNDERTAKINGS

Undertakings

(A) The undersigned Registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(A) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(D) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 14, 2011.

FELAFEL CORP.

By:	/s/ Idan Karako Name: Idan Karako Title: President, Chief Executive Officer, and Director (Principal Executive Officer)
By:	/s/ Idan Karako Name: Idan Karako Title: Treasurer, and Director (Principal Financial and Accounting Officer)
By:	/s/ Viktorija Eglinskaite-Dijokiene Name: Viktorija Eglinskaite-Dijokiene Title: Secretary and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Idan Karako, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 14, 2011

/s/ Idan Karako
Name: Idan Karako
Title: President, Chief Executive Officer, Treasurer and Director

Date: February 14, 2011

/s/ Viktorija Eglinskaite-Dijokiene
Name: Viktorija Eglinskaite-Dijokiene
Title: Secretary and Director